Exhibit 10.1
EMPLOYMENT AGREEMENT
          This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of January 28, 2009 (the “Effective Date”), by and between Premier Exhibitions, Inc., a Florida corporation, and its subsidiaries (the “Company”), and Christopher J. Davino (“Executive”).
          WHEREAS, the Company is engaged in the business of developing and touring museum quality exhibitions (the “Business”);
          WHEREAS, in connection with the Business, the Company desires to retain Executive to provide services as may be necessary and desirable to enable the Company to conduct the Business as is more fully described below (the “ Services”); and
          WHEREAS, the Company desires to contract with Executive, and Executive desires to accept such engagement from the Company, for the provision of the Services upon the terms and conditions hereinafter set forth.
          NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, and intending to be legally bound hereby, Executive and the Company agree as follows:
     Section 1. Services.
     (a) Executive shall be engaged to act as the interim President and Chief Executive Officer of the Company, authorized, as such, to execute documents and agreements on behalf of the Company. Executive’s engagement with the Company shall be full-time. During the Term (as defined below), Executive shall devote all of his time, attention, skill and ability as required during usual business hours (and outside those hours, when reasonably necessary to his duties hereunder) to the faithful and diligent performance of such duties and the exercise of such powers as may from time to time be assigned to or vested in Executive by the Board of Directors of the Company and/or the governing corporate documents of the Company.
     (b) It is understood and agreed that (i) the Services shall be undertaken (A) at the current offices of the Company located at 3340 Peachtree Road, Suite 2250, Atlanta, Georgia 30326 (the “Company Headquarters”) or (B) from such other location or locations as the Company may reasonably determine; and (ii) Executive shall be provided use of adequate office space and secretarial support at the Company Headquarters throughout the Term.
     Section 2. Compensation.
     (a) As compensation for the Services under this Agreement, the Company shall pay to Executive a salary of Fifty Thousand Dollars ($50,000) per month, subject to withholding for federal, state and local income and employment taxes, payable in biweekly installments, in arrears, during the Term, with the first such payment due and payable two (2) weeks subsequent to the Effective Date. In the event that Executive remains employed by the Company beyond the Term pursuant to the terms of Section 4(a) of this Agreement, the Company shall continue to pay Executive pursuant to the terms of this Section 2(a) on a month-to-month basis.
     (b) After four (4) months of continuous service, Executive shall be entitled to receive additional compensation in the form of a bonus payable in cash in an amount of Thirty Five Thousand ($35,000) per month, including the first four (4) months during the Term, subject to withholding for federal, state and local income and employment taxes, payable based upon the achievement of the performance criteria to be developed and approved by the Compensation Committee of the Board of Directors of the Company. In the event that Executive remains employed by the Company beyond the Term pursuant to the terms of Section 4(a) of this Agreement, the Company shall continue to pay Executive pursuant to the terms of this Section 2(b) on a month-to-month basis.
     (c) Executive (i) shall be eligible to participate in any bonus or incentive programs which the Company institutes from time to time for the Company’s similarly situated executive officers, subject to and on a basis consistent with the terms, conditions, and overall administration of such bonus or incentive programs by the Company; and (ii) shall be entitled to participate in and to receive benefits under all benefit plans and arrangements offered by the Company from time to time to its similarly situated executive officers, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements by the Company. Notwithstanding the foregoing, nothing in this Agreement is intended, or shall be construed, to require or preclude the Company from instituting or maintaining any bonus or incentive program or benefit plan or arrangement, nor shall the right of the Company to modify, suspend or discontinue any and all bonus or incentive programs or benefit plans or arrangements be limited.
     Section 3. Certain Expenses.
     (a) Executive shall be entitled to reimbursement from the Company for all expenses actually incurred by Executive in connection with the performance of the Services; provided that expenses incurred in connection with (i) travel between Atlanta, Georgia and New York, New York, and (ii) food, lodging and ground transportation in Atlanta, Georgia shall not exceed Nine Thousand Five Hundred Dollars ($9.500) per month, unless approved by the Board of Directors of the Company.
     Section 4. Term; Termination.
     (a) Term. The Term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until May 28, 2009. Thereafter the Term shall automatically be extended by successive one (1) month periods, unless, at least thirty (30) days prior to the end of the applicable renewal Term, the Company shall deliver to Executive, or Executive shall deliver to the Company, written notice that the Term shall not be so extended (“Termination Notice”). Notwithstanding the foregoing, so long as a Termination Notice has not been delivered to the Company or to Executive, and Executive continues to perform the Services in accordance with the terms of this Agreement, the Company shall continue to pay to Executive any unpaid base salary and additional compensation earned and expenses incurred by Executive through the date that Executive receives a Termination Notice.
     (b) Termination by the Company. The Company may terminate Executive’s employment hereunder for Cause (as defined below) at any time during the Term, at which time the Term shall end. The Company shall give Executive written notice of its intention to terminate Executive’s employment and the effective date of Executive’s termination of employment, and for terminations for Cause the notice shall set forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provisions of this Agreement on which it relies. If Executive’s employment is terminated by the Company for Cause during the Term, the Company shall pay to Executive any unpaid base salary and additional compensation earned and expenses incurred by Executive through the effective date of such termination.
     (c) Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason (as defined below) by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which Executive relies. The failure by the Executive to set forth in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder. Upon termination of this Agreement by Executive for Good Reason, the Company shall pay to Executive within one (1) week after the effective date of such termination, any unpaid base salary and additional compensation earned by Executive through the effective date of such termination.

     (d) Termination by Executive without Good Reason. If Executive voluntarily terminates employment during the Term, other than for Good Reason, the Company shall pay to Executive within one (1) week after the effective date of such termination, any unpaid base salary earned by Executive through the effective date of such termination.
     (e) Cause. “Cause” means, when used with respect to the termination of the employment of Executive by the Company, termination due to (i) Executive’s continued failure to substantially perform Executive’s employment duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (ii) conviction of, or a plea of guilty or no contest by, Executive to a crime that constitutes a felony involving moral turpitude. No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.
     (f) Good Reason. “Good Reason” means Executive’s termination of Executive’s employment during the Term for any one or more of the following reasons: (i) the assignment to Executive of any duties inconsistent with Executive’s position, authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a diminution in such position, authority, comparable duties or responsibilities, excluding for these purposes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (ii) any failure by the Company to comply with any of the provisions of this Agreement; or (iii) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement.
     (g) Death of Executive. This Agreement shall terminate automatically upon Executive’s death. Upon the termination of Executive’s engagement due to death, the Company shall pay to Executive’s heirs as soon as practicable after the effective date of such termination, any unpaid base salary and additional compensation earned by Executive through the effective date of such termination.
     (h) Disability of Executive. For purposes of this Agreement, Executive shall be deemed to be under a “Disability” if Executive shall be unable, by virtue of illness, physical or mental incapacity, or disability (from any cause or causes whatsoever), to perform Executive’s essential job functions hereunder, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period exceeding ninety (90) consecutive calendar days. In the event Executive shall remain under a Disability for a period exceeding ninety (90) days (whether business or non-business days and whether consecutive or non-consecutive), the Company shall have the right to terminate Executive’s engagement hereunder at the end of any calendar month.
     (i) Payments Following Termination. Upon termination of Executive’s engagement pursuant to any of the foregoing provisions of this Section 4, any right or benefit accrued by Executive or the Company or to which Executive or the Company had become entitled pursuant to this Agreement prior to such termination or expiration, and any Executive or Company obligation with respect to any such right or benefit, shall not be extinguished by reason of such termination or expiration and shall be paid to the Company by Executive or to Executive by the Company, as the case may be. Company shall have the right to offset any amounts due Company from Executive from any amounts to be paid to Executive pursuant to this Agreement or otherwise.
     Section 5. Indemnification; Insurance.
     (a) Indemnification. The Company shall indemnify and hold harmless Executive from, against and in respect of any and all losses arising out of or relating to Executive’s performance of the Services (including, without limitation, attorneys’ fees and expenses); provided, however, the Company shall have no obligation under this Section 5 to indemnify Executive for any losses to the extent that such losses (i) are determined by a court of competent jurisdiction in a final judgment or (ii) are determined by arbitration, pursuant to Section 8(e) of this Agreement, to have resulted from (A) the gross negligence or willful misconduct of Executive in his performance of the Services, (B) any violation of law by Executive in his performance of the Services, or (C) breach of the terms of this Agreement by Executive.
     (b) Insurance. The Company shall cause Executive to be covered under the Company’s directors and officers liability insurance policy upon a basis consistent with the Company’s similarly situated executive officers, subject to and on a basis consistent with the terms and conditions of such directors and officers liability insurance policy.
     Section 6. Confidential Information.
     (a) Executive hereby covenants and agrees that, during the Term, he will hold in confidence all Confidential Information (as defined below) of the Company and will not disclose, publish or make use of such Confidential Information, except as is necessary to perform the Services. Upon the request of the Company and, in any event, upon the termination of Executive’s engagement hereunder, Executive will deliver to the Company all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of the Services, the business of the Company, or containing Trade Secrets (as defined below) or Confidential Information regarding either the Company’s business, whether made or compiled by Executive or furnished to Executive by virtue of his performance of the Services hereunder.
     (b) For the purposes of this Section 7:
     (i) “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to the Company or any of its subsidiaries (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any non-public information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs and processes; stockholder information; pricing, costs or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; and personnel.
     (ii) “Trade Secret” means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
     Section 7. Assignment. The rights and obligations of Executive under this Agreement are personal to Executive and may not be assigned or transferred to any other party. The Company may assign its rights and obligations under this Agreement to any of its affiliates or subsidiaries. Otherwise, the Company may assign its rights and obligations under this Agreement only with the express written consent of Executive; and any such assignment shall be of no force and effect unless and until the assignee thereunder shall assume, in writing, any and all obligations of the Company arising under this Agreement.
     Section 8. General Matters.
     (a) Captions. The captions utilized in this Agreement are for the purposes of identification only and shall not control or affect the meaning or construction of any of the provisions hereof.
     (b) Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and will supersede all previous negotiations, representations, commitments and writings relating to the Services.

     (c) Modification and Waiver. This Agreement may not be amended, released, discharged, rescinded or abandoned, except by a written agreement duly executed by each of the parties hereto. The failure of any party hereto at any time to enforce any of the provisions of this Agreement will in no way constitute or be construed as a waiver of such provision or of any other provision hereof, nor in any way affect the validity of, or the right thereafter to enforce, each and every provision of this Agreement.
     (d) Governing Law. This Agreement and its validity, construction, administration and all rights hereunder, will be governed by the laws of the State of New York without regard to its conflict of laws provisions.
     (e) Arbitration. Any controversy, dispute, disagreement, difference or claim arising out of, under, in connection with or related to this Agreement shall be finally determined by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The arbitration shall take place in New York, New York before an arbitral panel of three arbitrators unless the parties agree that the matter shall be presented to a single arbitrator. The arbitrators shall be chosen, subject to such time delays or periods as are fixed under the aforesaid applicable rules, as follows. Each party shall select one arbitrator. If either party fails to select an arbitrator, the arbitrator selected by the one party shall act as sole arbitrator. If each party has selected an arbitrator, then the two arbitrators shall select a third. If the two arbitrators do not agree on the selection of a third within fifteen (15) days after having been requested to do so by either party or by the AAA, the third arbitrator shall be selected by the AAA. Judgment upon any award rendered may be entered in any court having jurisdiction. The prevailing party, or substantially prevailing party (if applicable), shall recover its reasonable attorney’s fees together with its arbitrator fees and filing and other costs of the arbitration proceeding.
     (f) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
     (g) Notices. Wherever provision is made in this Agreement for the giving, service or delivery of any notice, statement or other instrument, such notice shall be in writing and shall be deemed to have been duly given, served and delivered, if delivered by hand or mailed by United States registered or certified mail, with a copy via facsimile, addressed as follows:

If to the Company:	Premier Exhibitions, Inc.
3340 Peachtree Road, Suite 2250
Atlanta, Georgia 30326
Attn: Bob Brandon, Esq.
Fax: 404.842.2626

With a copy to:	Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, New York 10017
Attn: Richard S. Heller, Esq.
Fax: 212.344.6101

If to Executive:	Mr. Christopher J. Davino
409 Osprey Point Lane
Brielle, New Jersey 08730
Fax: 404.806.6260

With a copy to:	Beth Rosen, Esq.
409 Osprey Point Lane
Brielle, New Jersey 08730
Fax: 732.957.8550

     Each party hereto may change its mailing address by giving to the other, by hand delivery or United States registered or certified mail, with a copy via facsimile, written notice of election to change such address and of such new address.
     (h) Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
Signature Page Follows.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement as of the date set forth above.

COMPANY: PREMIER EXHIBITIONS, INC.
By:	/s/ Bruce Steinberg
	Name:	Bruce Steinberg
	Title:	Director

EXECUTIVE:
/s/ Christopher J. Davino
Mr. Christopher J. Davino

Signature Page to Davino Employment Agreement